                                                                  Exhibit (b)(4)



                                 GALEN ASSOCIATES

                                 January 14, 1998

Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
New York, NY 10022

Ladies and Gentlemen:

     Reference is made to the draft Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 14, 1998, between MEDIQ Incorporated (the "Company") and MQ Acquisition Corporation ("Acquiror"), providing for the merger of Acquiror with and into the Company (as provided for in the Merger Agreement) (the "Merger").

     We are pleased to advise you that funds managed by Galen Associates ("Galen") are committed to invest up to $20,000,000 in securities of the Acquiror which will be converted in the Merger into a combination of equity securities of the Company (the "Investment"). The amount of the Investment shall be determined by Bruckmann, Rosser, Sherrill & Co., Inc. and its affiliates (collectively "BRS"), but shall in no event be less than $15,000,000 (the "Minimum Investment"). The Investment (i) is being made to permit Acquiror to consummate the Merger and the other transactions contemplated by the draft Merger Agreement, all as provided in the draft Merger Agreement and the Information previously provided by you to us with respect to the structure and pricing of the transaction, and (ii) will be made on a pari pasu basis with the investment by BRS and Ferrer Freeman Thompson & Co. ("FFT"), and the terms of the securities received by Galen shall be on terms no less favorable than those securities received by BRS and FFT.

     In the event the Merger is consummated, any transaction or management fees entitled to be received by BRS pursuant to the Merger shall be shared as follows: (i) BRS shall be entitled to the first 25% thereof; and (ii) each of BRS, FFT and Galen shall be entitled to a pro rata share of the balance (based on the amount invested by BRS, FFT and Galen in the securities of the Acquiror), provided that BRS in its sole discretion may modify the allocation of any management fees at any time after the first anniversary of closing. In the event the Merger is not consummated, any break-up fees (or profit in connection with option agreements with the Company's stockholders) or expense reimbursement entitled to be received by BRS pursuant to the Merger Agreement (in each case, net of any out-of-pocket expenses incurred and paid by BRS, FFT or Galen in connection with the transactions contemplated hereby) shall be shared as follows: (i) BRS shall be entitled to the first 25% thereof; and
(ii) BRS, FFT and Galen shall share the balance 60%, 24% and 16%, respectively. Consistent with the preceding sentence, any out-of-pocket expenses or liquidated damages incurred and paid by BRS, FFT or Galen in connection with the transactions contemplated hereby, to the extent such expenses are not reimbursed by the Company, shall be borne as follows: (i) the first 25% thereof shall be borne by BRS; and (ii) the balance shall be borne 60% by BRS, 24% by FFT and 16% by Galen. Galen shall reimburse BRS promptly for all such expenses required to be borne by Galen.

     Galen's obligation hereunder and the Investment are conditioned on (a) the negotiation and execution of (i) a definitive Merger Agreement, (ii) documentation for the financing necessary to consummate the transactions contemplated hereby and (iii) a customary Stockholders Agreement among Galen, BRS and the other investors providing for, among other things, Galen's right to customary representation on the Board of Directors of the Company, all in form and substance reasonably satisfactory to Galen and (b) the fulfillment to Acquiror's reasonable satisfaction of all the conditions to Acquiror's obligations under the Merger Agreement. We realize that our commitment is an obligation to invest only the Minimum Investment and any additional amount
(up to an aggregate of $20,000,000) requested by BRS.

     Our obligations under this letter will expire on June 30, 1998 unless extended by our mutual agreement.

                                                   Galen Associates


                                                   By:  /s/ Bruce F. Wesson
                                                      --------------------------
                                                      Name: Bruce F. Wesson
                                                           ---------------------
                                                      Title: President
                                                            --------------------

Accepted and agreed this
14th day of January, 1998

Bruckmann, Rosser, Sherrill & Co., Inc.

By:  /s/ Bruce C. Bruckmann
   -----------------------------------
   Name:  Bruce C. Bruckmann
        ------------------------------
   Title: Managing Director
         ------------------------------